Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
October 31, 2006		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports Third Quarter Earnings

Earnings per Share Increase 47%
for the Three and Nine Months Ended September 30, 2006

Salem, MA (October 31, 2006) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported earnings for the quarter ending September 30, 2006.  Revenue for the quarter was $41.3 million, an increase of $16.3 million or 65% as compared to revenue of $25.0 million for the quarter ended September 30, 2005.    Earnings were $7.6 million as compared to $4.4 million for the quarter ended September 30, 2005, an increase of $3.2 million or 73%.  On a per share basis, earnings increased by 47% to $0.53 per share from $0.36 per share for the quarter ended September 30, 2005.

For the nine months ended September 30, 2006, revenue was $113.4 million, an increase of $42.5 million or 60% as compared to revenue of $70.9 million for the nine months ended September 30, 2005.    For the nine months ended September 30, 2006, earnings were $16.6 million as compared to $10.7 million for the same period in 2005, an increase of $5.9 million or 55%.  On a per share basis, earnings increased by 47% to $1.26 per share from $0.86 per share in the first nine months of 2005.

Per share data for the three and nine months ended September 30, 2006 were affected by the Company’s sale, in the third quarter, of 2.6 million shares of the Company’s common stock at $19.00 per share in an underwritten public offering (including 240,000 shares purchased by the underwriters as a part of their over-allotment option), from which the Company received $46.3 million in net proceeds.

Share and per share amounts for all periods also reflect the effects of the 5-for-2 split of our common stock, which took place on March 31, 2006.

“This was an excellent quarter across all of our revenue lines,” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc.  “Each revenue category grew on a consecutive quarter basis, as well as over the corresponding period during the prior year.  Wireless revenue, which now accounts for about 40% of our total revenue, posted the largest increase.  Our U.S rural wireless business enjoyed considerable growth from the ongoing installation of additional GSM and CDMA base stations, overall growth in roaming usage and seasonally high vacation and tourist traffic.  GT&T’s GSM subscriber base continues to grow and our network congestion issues in the urban core have been substantially resolved.  Local telephone and data revenue also grew nicely, with all of our markets contributing.  In Guyana, we have picked up the pace of expansion of our high-speed data coverage, and we expect to continue that expansion in coming quarters.  In Vermont, we rolled out new integrated voice and data services for business customers in the third quarter.  In the Virgin Islands, we are still seeing strong demand for our broadband wireless offerings and video revenues are increasing nicely as well.  We also managed to grow international long distance revenue slightly, with more wireline and wireless subscribers contributing to a rise in traffic.”

Mr. Prior added, “While we are very happy with our revenue growth, we are particularly pleased to report another sizable increase in earnings and earnings per share.  We also took steps in the third quarter to position the Company for further growth—successfully completing an equity offering and attracting coverage from some of our sector’s leading research analysts.  Our challenge now is to use that capital and increased attention to our stockholders’ advantage.”

Third Quarter 2006 Operating Highlights

As was previously announced, the Company completed its acquisition of Sovernet, Inc., our Vermont telephone and data services provider, in February 2006 and Commnet Wireless, LLC, our U.S. rural wireless business, in September 2005.  Results for Sovernet are reflected only in the 2006 operating results since the date of acquisition and consequently not reflected in the results for the three or nine months ended September 30, 2005. The 2005 operating results for Commnet reflect 15 days of operations from the date of acquisition.

The Company generated the following operating results for the quarter ended September 30, 2006 (unless otherwise indicated, all comparative information is compared against the quarter ended September 30, 2005):

Wireless Revenue.  Wireless revenue increased by $10.6 million, or 174%, to $16.7 million from $6.1 million, and was primarily attributable to the addition of Commnet’s wholesale roaming revenues, and to a lesser extent, growth of our subscriber base in Guyana.  Our Commnet subsidiary continued to deploy new GSM and CDMA base stations rapidly and added 14 new base stations during the quarter. We also decommissioned 21 TDMA/Analog base stations and ended the quarter with a total of 261 base stations, compared to 216 base stations on September 30, 2005.  Our wireless customer base in Guyana increased from 219,000 subscribers to 261,000 subscribers, of which 168,000 use our GSM service as compared to 76,000 GSM subscribers a year ago and 155,000 at the end of June 2006.

Local Telephone and Data Revenue.  Local telephone and data revenue increased $5.1 million, or 75%, to $11.9 million from $6.8 million.  Of this increase, $3.8 million was attributable to the addition of Sovernet.  Excluding that contribution, local telephone and data revenue generated by our Guyana and Virgin Islands operations increased by $1.3 million, or 19%.  Access lines at GT&T increased from approximately 111,000 to 117,000, or 5%, as we continued to bring new areas into service.  Although still small, GT&T’s broadband subscriber base has also been increasing rapidly as we expand the DSL-ready lines in the capital.

International Long Distance Revenue and Other Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $11.8 million during 2006, an increase of $0.4 million, or 4%, from $11.4 million in 2005.   Inbound minutes represented 87% of international traffic for the quarter.  Other revenue increased as a result of a 19% increase in television subscribers in our Virgin Islands operations.

Operating Expenses.  Operating expenses increased by $11.4 million, or 75%, from $15.1 million to $26.5 million for 2005 and 2006, respectively.  Of the $11.4 million increase, $9.3 million is attributable to the addition of Commnet and Sovernet.  Excluding Commnet and Sovernet, operating expenses increased $2.1 million.  Of the $2.1 million, $1.5 million is attributable to increased sales and marketing efforts and increased network costs of GT&T associated with the additional access lines and subscribers as well as the expansion of our high-speed data network.  The balance of the increase in operating expenses is predominantly a result of increased professional fees and expenses associated with the Company’s requirement to comply with Section 404 of the Sarbanes-Oxley Act in 2006, and additional overhead costs to support our growth.

Operating Income.  Operating income increased by $5.0 million, or 51%, from $9.9 million to $14.9 million.  This follows a similar year over year increase in the first and second quarters of 46% and 49%, respectively, and primarily reflects the addition of our rural wireless business.

Bermuda Digital Communications.  Equity in the earnings from BDC, our Bermuda affiliate, declined from $0.9 million for 2005 to $0.7 million for 2006. This decline was due to increased competition for our smaller pre-paid subscriber base as well as increased marketing and handset expenses to deal with competitive developments.  Wireless subscribers were 22,455 and 22,603 at September 30, 2006 and September 30, 2005, respectively.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, November 1, 2006 at 10:00 a.m. Eastern time (ET) to discuss its third quarter results for 2006.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (877) 502-9276 and International: (913) 981-5591, access code 5504813.  A replay of the call will be available from 1:00 p.m. (ET) November 1, 2006 until 11:59 p.m. (ET) on November 6, 2006.  The replay dial-in numbers are US/Canada: (888) 203-1112 and International: (719) 457-0820, access code 5504813.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as the largest cellular service provider, in the Cooperative Republic of Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes across Vermont; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the U.S. Virgin Islands.  The Company also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements
This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company, including the relative contributions of Commnet and SoVerNet; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and long distance telephone services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) a significant portion of our U.S. wireless revenue is derived from a small number of customers;  (7) our failure to maintain favorable roaming arrangements; (8) economic, political and other risks facing our foreign political operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; (16) our economic interest in our Bermuda affiliate may be reduced in 2008; and (17) our inability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheet

As of December 31, 2005 and September 30, 2006

(in Thousands)

	December 31,	September 30,
	2005	2006
Assets
Cash	$26,493	$60,305
Other Current Assets	22,179	30,125

Total Current Assets	48,672	90,430

Fixed Assets, net	125,709	131,332
Goodwill and Other Intangible Assets, net	40,277	60,048
Other Assets	19,173	16,061

Total Assets	$233,831	$297,871

Liabilities and Stockholders’ Equity
Current Liabilities (excluding current portion of long term debt)	$33,962	$37,411

Long Term Debt (including current portion)	55,750	51,630
Other Liabilities	6,469	10,897

Total Liabilities	96,181	99,938

Minority Interests	21,940	24,280

Stockholders’ Equity	115,710	173,653

Total Liabilities and Stockholders’ Equity	$233,831	$297,871

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended September 30,
	2005	2006
Revenue:
Wireless	$6,052	$16,704
Local Telephone and Data	6,786	11,878
International Long Distance	11,401	11,833
Other Revenues	761	932

Total revenue	25,000	41,347

Operating Expenses:
Termination and Access Fees	1,633	6,077
Internet and Programming	656	940
Engineering and Operations	3,764	5,013
Sales, Marketing and Customer Services	1,458	2,487
General and Administrative	3,575	5,637
Depreciation and Amortization	4,005	6,133
Non-Cash Stock Based Compensation	32	195

Total Operating Expenses	15,123	26,482

Operating Income	9,877	14,865

Other Income (Expense):
Interest Income (Expense), net	(24)	(398)
Other Income	404	21

Other Income (Expense), net	380	(377)

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	10,257	14,488
Income Taxes	5,601	6,286

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	4,656	8,202
Equity in Earnings of Unconsolidated Affiliates	894	708
Minority Interests	(1,118)	(1,307)

Net Income	$4,432	$7,603

Net Income Per Share
Basic	$0.36	$0.53
Diluted	$0.36	$0.53
Weighted Average Common Shares Outstanding
Basic	12,410	14,262
Diluted	12,433	14,353

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Nine Months Ended September 30,
	2005	2006
Revenue:
Wireless	$14,179	$44,249
Local Telephone and Data	20,569	31,920
International Long Distance	33,990	34,513
Other Revenues	2,161	2,682

Total revenue	70,899	113,364

Operating Expenses:
Termination and Access Fees	4,406	17,279
Internet and Programming	1,922	2,571
Engineering and Operations	10,873	14,037
Sales, Marketing and Customer Services	4,577	6,328
General and Administrative	10,827	16,037
Depreciation and Amortization	12,281	18,033
Non-Cash Stock Based Compensation	302	609

Total Operating Expenses	45,188	74,894

Operating Income	25,711	38,470

Other Income (Expense):
Interest Income (Expense), net	178	(1,881)
Other Income	1,144	619

Other Income (Expense), net	1,322	(1,262)

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	27,033	37,208
Income Taxes	15,642	18,976

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	11,391	18,232
Equity in Earnings of Unconsolidated Affiliates	2,280	2,010
Minority Interests	(2,964)	(3,614)

Net Income	$10,707	$16,628

Net Income Per Share
Basic	$0.86	$1.27
Diluted	$0.86	$1.26
Weighted Average Common Shares Outstanding
Basic	12,455	13,053
Diluted	12,465	13,223